NEWS RELEASE

NETGEAR APPOINTS JANICE ROBERTS TO BOARD OF DIRECTORS

SAN JOSE, California - February 27, 2019 -NETGEAR®, Inc. (NASDAQ: NTGR), the leading provider of networking devices for small businesses, the smart home and online game play, today welcomes Janice Roberts to join the company’s board of directors. Janice joins the board with a wealth of experience in her nearly four decades of global technology, operating, venture capital and board level experience.

“Janice Roberts is a welcome addition to the NETGEAR Board of Directors,” said Patrick Lo, chairman and chief executive officer of NETGEAR. “Her background will provide valued guidance as we continue to grow and expand our operations into areas of providing value added services to our installed base of customers through subscription model software applications to complement our hardware offerings.”

Ms. Roberts has held a number of international executive management, marketing and business development roles throughout Europe and the United States, after receiving a Bachelor of Commerce (Honours) from the University of Birmingham in the UK. Currently a Partner at Benhamou Global Ventures LLC, Ms. Roberts serves on the Board of Directors for Zebra Technologies Corporation, Zynga Inc. and RealNetworks, Inc.

From 2000 Ms. Roberts served as a Managing Director at Mayfield Fund for 13 years, where she invested in communications and networking, wireless, mobile and consumer technology companies. Recently she served as a Board Director for ARM Holdings PLC until its acquisition by the SoftBank Group. Preceding her career in venture capital, Ms. Roberts spent nine years in a number of senior executive roles at networking company 3Com Corporation, including Senior Vice President of Global Marketing and Business Development, President of 3Com Ventures and President Palm Computing division.

Ms. Roberts resides in the Bay Area with her family where she enjoys a love of the outdoors, various sports, and actively contributes to her community through volunteering and the support of local charities including the Ronald McDonald House at Stanford. She is Co-Chair of GBx Global.org, a curated community of British entrepreneurs and senior technology executives based in Silicon Valley.

About NETGEAR, Inc.
NETGEAR (NASDAQ: NTGR) is a global networking company that delivers innovative products to consumers, businesses and service providers. The Company's products are built on a variety of proven technologies such as wireless (WiFi and LTE), Ethernet and powerline, with a focus on reliability and ease-of-use. The product line consists of wired and wireless devices that enable networking, broadband access and network connectivity. These products are available in multiple configurations to address the needs of the end-users in each geographic region in which the Company's products are sold. NETGEAR products are sold in approximately 23,000 retail locations around the globe, and through approximately 22,000 value-added resellers, as well as multiple major cable, mobile and wireline service providers around the world. The company's headquarters are in San Jose, Calif., with additional offices in approximately 25 countries. More information is available from the NETGEAR investor page or by calling (408) 907-8000. Connect with NETGEAR on Twitter, Facebook and our blog.

©2019 NETGEAR, Inc. NETGEAR and the NETGEAR logo are trademarks and/or registered trademarks of NETGEAR, Inc. and/or its affiliates in the United States and/or other countries. Other brand and product names are for identification purposes only and may be trademarks or registered trademarks of their respective holder(s). The information contained herein is subject to change without notice. NETGEAR shall not be liable for technical or editorial errors or omissions contained herein. All rights reserved.

Source: NETGEAR-G

U.S. Media Contact: Nathan Papadopulos, (408) 890-3889, NPapadopulos@netgear.com
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